UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 3, 2014

Rand Worldwide, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31265	84-1035353
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

161 Worcester Road, Suite 401, Framingham, Massachusetts		01701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (508) 663-1400

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 3, 2014, Rand Worldwide, Inc., a Delaware corporation (the “Company”), entered into a credit agreement (the “Credit Agreement”) by and among the Company, Rand Worldwide Foreign Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Holdings”), Rand Worldwide Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Subsidiary,” and together with the Company and Holdings, the “Loan Parties”), and JPMorgan Chase Bank, N.A. (the “Lender”). The Credit Agreement provides for a $21 million term loan facility (the “Term Loan”) and a $10 million revolving credit facility (the “Revolver”). The Term Loan was drawn in full on November 4, 2014, and $3 million of the Revolver was also drawn on November 4, 2014. The proceeds of the Term Loan were used to pay a portion of the aggregate purchase price for the shares of Company common stock validly tendered and not withdrawn upon the expiration of the Tender Offer (as defined under Item 5.01 of this Report). The proceeds of the Revolver are permitted to be used for general corporate purposes, as well as to pay certain fees and expenses relating to the Credit Agreement, the Tender Offer and related transactions. The Company may use up to $1 million under the Revolver for letters of credit.

The Revolver and the Term Loan each have a maturity date of November 1, 2019. The Company’s obligations under the Credit Agreement are guaranteed by certain of the Company’s domestic subsidiaries and are secured by (i) a first priority, perfected lien on substantially all of the property and assets of the Loan Parties and (ii) a pledge of 100% of the Company’s equity interests in Subsidiary and 65% of the outstanding equity interests of Holdings and certain foreign subsidiaries.

The Term Loan and the Revolver will each initially bear interest at the Lender’s prime rate, which in no event will be less than the one month London Interbank Offered Rate (LIBOR) plus an applicable margin of 315 basis points (in the case of the Term Loan) or 250 basis points (in the case of the Revolver). Thereafter, the interest rates available to the Company on the Term Loan and Revolver will be determined based on whether or not the Company has elected to activate a sweep feature pursuant to a sweep agreement with the Lender, which would draw nightly on the Revolver in the event of an overdraft of the Company’s operating account with the Lender and would also nightly repay Revolver borrowings with excess cash in the Company’s operating account. With respect to the Term Loan, (a) if the sweep feature is activated, the Company may elect for the Term Loan to bear interest at the Lender’s prime rate; and (b) if the sweep feature is not activated, the Company may elect for the Term Loan to bear interest at the one month LIBOR rate plus 315 basis points. With respect to the Revolver, (a) if a sweep feature is activated, the Company may elect for a Revolver borrowing to bear interest at the one month LIBOR rate plus 250 basis points or the Lender’s prime rate, subject to the minimum rate described above, and (b) if the sweep feature is not activated, the Company may elect that any Revolving borrowing may be a Eurodollar Loan and bear interest at a one, two, three or six month LIBOR rate (as set forth in the Credit Agreement) plus 250 basis points. A quarterly commitment fee is required, at a rate of one-quarter of 1.00% per annum on the average daily amount of the undrawn portion of the Revolver.

The availability of loans under the Revolver is subject to a borrowing base calculated by reference to eligible receivables. Any unpaid principal amount under the Revolver will be due and payable on the maturity date. The Credit Agreement requires the Company to make quarterly principal payments on the Term Loan in an amount of $787,500 per quarter, beginning December 31, 2014, increasing to $1,050,000 per quarter beginning December 31, 2016 and to $1,312,500 per quarter beginning December 31, 2017.

The Credit Agreement contains representations, warranties, terms, and conditions customary for transactions of this type. These include negative covenants limiting the ability of the Loan Parties to, among other things: (i) incur additional indebtedness and create liens, (ii) merge into or consolidate with any other person or permit any person to merge into or consolidate with them; (iii) change the type of business in which they engage, (iv) dispose of assets, (v) pay dividends and make other distributions, (vi) make investments and enter into joint ventures, and (vii) engage in transactions with affiliates, except on an arms-length basis.

Under the Credit Agreement, the Company is also obligated to maintain the following financial conditions through the maturity of the Term Loan:

•	Consolidated EBITDA (as defined in the Credit Agreement) for each period of four consecutive quarters of not less than $10 million through the quarter ending June 30, 2015 and $11 million thereafter;

•	Fixed Charge Coverage Ratio (as defined in the Credit Agreement) of not less than 1.25 to 1.00; and

•	Total Leverage Ratio (as defined in the Credit Agreement) no greater than 2.75 to 1.00, which declines to 2.25 to 1.00 over the term of the Credit Agreement.

The Credit Agreement provides for events of default customary for credit facilities of this type, including but not limited to non-payment, defaults on other debt, misrepresentation, breach of covenants, representations and warranties, insolvency and bankruptcy. After the occurrence of an event of default and for so long as it continues, the Lender may increase the interest rate then in effect on all outstanding obligations by 2.0% (provided that the interest rate increases by 2.0% automatically upon a non-payment event of default. Upon an event of default relating to insolvency, bankruptcy or receivership, the amounts outstanding under the Credit Agreement will become immediately due and payable and the Lender Revolver commitment automatically will be terminated. Upon the occurrence and continuation of any other event of default, the Lender may accelerate payment of all obligations and terminate the Lender’s Revolver commitment under the Credit Agreement.

The foregoing description of the Credit Agreement is a summary only, and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto.

Item 1.02.	Termination of a Material Definitive Agreement.

In connection with its entry into the Credit Agreement, the Company terminated its Financing and Security Agreement (the “PNC Facility”), dated February 29, 2012, with PNC Bank, National Association (“PNC”). The Company had no outstanding borrowings under the PNC Facility, with the exception of two issued and outstanding letters of credit (in the aggregate amount of approximately $112,000) that were cash collateralized pursuant to a Pledge Agreement, dated as of October 31, 2014, between the Company and PNC.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 hereof is incorporated by reference into this Item 2.03.

Item 5.01	Changes in Control of Registrant.

On October 3, 2014, the Company commenced an issuer tender offer to repurchase up to 27,530,816 shares of its common stock at a purchase price of $1.20 per share (the “Tender Offer”). On November 4, 2014, the Company announced that 25,849,945 shares of its common stock were properly tendered and accepted for purchase in the tender offer. Included in this amount were 25,232,682 shares of common stock beneficially owned by RWWI Holdings LLC (“RWWI”), an affiliate of Ampersand Capital Partners (“Ampersand”). Following the Company’s acceptance of and payment for the shares of common stock properly tendered in the Tender Offer, 28,641,351 shares of the Company’s common stock remained outstanding.

Following the completion of the Tender Offer, RWWI ceased to beneficially own any shares of the common stock of the Company. 3K Limited Partnership and its affiliates (collectively “3K”), who constituted the Company’s second largest stockholder prior to the commencement of the Tender Offer, beneficially own in the aggregate 16,869,215 shares of the Company’s common stock (including exercisable options to purchase 36,000 shares of the Company’s common stock held by Peter Kamin, the Managing Partner of 3K Limited Partnership). Following completion of the Tender Offer, this amount constituted approximately 58.8% of the outstanding common stock of the Company.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Company’s change in control described in Item 5.01 hereof, on November 6, 2014: (i) two members of the Company’s board of directors (the “Board”) who served as designees of Ampersand – Dr. Richard A. Charpie and Charles D. Yie – resigned from the Board, (ii) Manu Parpia, an independent director resigned from the Board, and (iii) Marc Dulude, the Chairman and Chief Executive Officer of the Company resigned from each of his positions at the Company, including from the Board. Over the next few days, the Board expects to meet to appoint new Board members to fill vacancies. The Company also expects that Lawrence Rychlak, who is currently President and Chief Financial Officer and a director of the Company, will be appointed to serve as Chief Executive Officer of the Company, pending arrangement of final terms.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description of Exhibit

10.1	Credit Agreement dated as of November 3, 2014 among Rand Worldwide, Inc., the other Loan Parties party thereto, and JPMorgan Chase Bank, N.A.

10.2	Pledge and Security Agreement dated as of November 3, 2014 by and among Rand Worldwide, Inc., Rand Worldwide Foreign Holdings, Inc., Rand Worldwide Subsidiary, Inc., and JPMorgan Chase Bank, N.A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAND WORLDWIDE, INC.

November 7, 2014	By:	/s/ Lawrence Rychlak
Name: Lawrence Rychlak
Title: President

Exhibit Index

Exhibit Number	Description of Exhibit

10.1	Credit Agreement dated as of November 3, among Rand Worldwide, Inc., the other Loan Parties party thereto, and JPMorgan Chase Bank, N.A.

10.2	Pledge and Security Agreement dated as of November 3, 2014 by and among Rand Worldwide, Inc., Rand Worldwide Foreign Holdings, Inc., Rand Worldwide Subsidiary, Inc., and JPMorgan Chase Bank, N.A.